EXHIBIT 15.1

CHINA NATURAL RESOURCES REGAINS COMPLIANCE

WITH NASDAQ MINIMUM MARKET VALUE REQUIREMENT

HONG KONG, SEPTEMBER 3, 2020 – CHINA NATURAL RESOURCES, INC. (NASDAQ: CHNR) (the “Company”), a company based in the People's Republic of China (the “PRC”), today announced that on September 2, 2020, it received written notice from the Listing Qualifications department of Nasdaq Regulation (“Nasdaq”) that the Company regained compliance with the minimum market value of listed securities (“MVLS”) requirement set forth in Nasdaq Listing Rule 5550(b)(2).

The Company had previously received a letter from Nasdaq on March 24, 2020 notifying the Company that it was not in compliance with Nasdaq Listing Rule 5550(b)(2), which requires listed securities to maintain a minimum MVLS of $35 million.

“We are pleased to see that the market value of the Company's shares once again exceeds the requirements for continued listing on Nasdaq. Regaining compliance allows continued access to the capital markets for the Company and liquidity for our shareholders,” said Mr. Wong Wah On Edward, the Company's Chairman.

About China Natural Resources, Inc.:

China Natural Resources, Inc., a British Virgin Islands corporation, through its operating subsidiary in the PRC, is currently engaged in (a) the acquisition and exploitation of mining rights in Inner Mongolia, including preliminary exploration for lead, silver and other nonferrous metals; and (b) copper trading in the PRC.

Forward-Looking Statements:

This press release includes forward-looking statements within the meaning of the U.S. federal securities laws. These statements include, without limitation, statements regarding the intent, belief and current expectations of the Company, its directors or its officers with respect to the Company’s continued compliance with the Nasdaq Listing Rules. Forward-looking statements are not a guarantee of future performance and involve risks and uncertainties, and actual results may differ materially from those in the forward-looking statement as a result of various factors. Among the risks and uncertainties that could cause the Company’s actual results to differ from its forward-looking statements are: uncertainties regarding governmental, economic and political circumstances in the PRC; uncertainties associated with metal price volatility; uncertainties related to the Company’s ability to fund operations; uncertainties relating to possible future increases in operating expenses, including costs of labor and materials; uncertainties regarding the impact of the COVID-19 pandemic; uncertainties regarding the political situation between the PRC and the United States, and potential negative impacts on companies with operations in the PRC that are listed on exchanges in the United States; and other risks detailed from time to time in the Company’s filings with the SEC, including without limitation the information set forth in our Annual Reports on Form 20-F under the heading "Risk Factors." When, in any forward-looking statement, the Company, or its management, expresses an expectation or belief as to future results, that expectation or belief is expressed in good faith and is believed to have a reasonable basis, but there can be no assurance that the stated expectation or belief will result or be achieved or accomplished. Except as required by law, the Company undertakes no obligation to update any forward-looking statements.